Exhibit (e)(1)(c)

Addendum to Distribution Agreement Dated

September 30, 2005

Between

ALPS Distributors, Inc.

and

Forward Funds

THIS ADDENDUM is made as of June 15, 2009, by and between ALPS Distributors, Inc. (the “Distributor”), and Forward Funds (the “Fund”).

WHEREAS, the Distributor and the Fund have entered into a Distribution Agreement (the “Agreement”) dated September 30, 2005, as amended on April 9, 2007;

WHEREAS, effective June 15, 2009, additional portfolios will be added to the Fund;

WHEREAS, in light of the foregoing, the Distributor and the Fund wish to modify the provisions of the Agreement to reflect the new portfolios.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Schedule A – List of Portfolios. Schedule A is replaced in its entirety with the attached Schedule A.

2.	Remainder of the Agreement. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Distributors, Inc.		Forward Funds

By:	/s/ Thomas Carter	By:	/s/ J. Alan Reid, Jr.
Name: Thomas Carter			Name: J. Alan Reid, Jr.
Title: President			Title: President

Schedule A

To the Distribution Agreement

List of Portfolios

Amended as of June 15, 2009

Forward Banking and Finance Fund

Forward Emerging Markets Fund

Forward Global Infrastructure Fund

Forward Growth Fund

Forward HITR Fund1

Forward International Equity Fund

Forward International Fixed Income Fund

Forward International Real Estate Fund

Forward International Small Companies Fund

Forward Large Cap Equity Fund

Forward Legato Fund

Forward Long/Short Credit Analysis Fund

Forward Mini-Cap Fund

Forward Real Estate Fund

Forward Select Income Fund

Forward Small Cap Equity Fund

Forward Strategic Growth Fund1

Forward Strategic Realty Fund

[1]	Fund has not commenced operations.